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                                                                    EXHIBIT 14.1

                     FIRST BUSEY CORPORATION CODE OF ETHICS

1.    COMPLYING WITH LAW

      All employees, officers and directors of the Corporation should respect and comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, countries, cities and other jurisdictions, in which the Corporation conducts its business or the laws, rules and regulations of which are applicable to the Corporation.

      Such legal compliance should include, without limitation, compliance with the "insider trading" prohibitions applicable to the Corporation and its employees, officers and directors. Generally, employees, officers and directors who have access to or knowledge of confidential or non-public information from or about the Corporation are not permitted to buy, sell or otherwise trade in the Corporation's securities, whether or not they are using or relying upon that information. This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Corporation's securities. In addition, the Corporation has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Corporation employees, officers and directors are directed to the Corporation's Insider Trading Policy or to Barbara J. Kuhl if they have questions regarding the applicability of such insider trading prohibitions.

      This Code of Ethics does not summarize all laws, rules and regulations applicable to the Corporation and its employees, officers and directors.

2.    CONFLICTS OF INTEREST

      All employees, officers and directors of the Corporation should be scrupulous in avoiding a conflict of interest with regard to the Corporation's interests. A "conflict of interest" exists whenever an individual's private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Corporation. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Corporation, whether received from the Corporation or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans by the Corporation to directors and executive officers, except under limited circumstances.

      It is almost always a conflict of interest for an employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Corporation's customers, suppliers or competitors, except on our behalf.

      Conflicts of interest are prohibited as a matter of policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with Barbara
J. Kuhl. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

3.    CORPORATE OPPORTUNITY

      Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that properly belong to the Corporation or are discovered


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through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Corporation. Employees, officers and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

4.    CONFIDENTIALITY

      Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Corporation or its suppliers or customers, except when disclosure is authorized by the Board of Directors or required by laws, regulations or legal proceedings. Whenever feasible, employees, officers and directors should consult Barbara J. Kuhl if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors of the Corporation, or harmful to the Corporation or its customers if disclosed.

5.    FAIR DEALING

      Each employee, officer and director should endeavor to deal fairly with the Corporation's customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

6.    PROTECTION AND PROPER USE OF CORPORATION ASSETS

      All employees, officers and directors should protect the Corporation's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation's profitability. All assets of the Corporation should be used for legitimate business purposes.

7.    MAINTENANCE OF BOOKS AND RECORDS

      All of the Corporation's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation's transactions and must conform both to applicable legal requirements and to the Corporation's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation. Records should always be retained or destroyed according to the Corporation's record retention policies.

8.    ACCOUNTING COMPLAINTS

      The Corporation's policy is to comply with all applicable financial reporting and accounting regulations. If any employee, officer or director of the Corporation has concerns or complaints regarding questionable accounting or auditing matters of the Corporation, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). Such submissions may be directed to the attention of the Chairperson of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Corporation.

9.    REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

      Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violation of this Code or that other illegal or unethical conduct by employees, officers or directors of the Corporation have occurred or may occur should either contact their supervisor or superiors. If they do not believe it appropriate or are not comfortable approaching their supervisors or superiors about their concerns or


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complaints, then they may contact either the Audit Committee or Nominating &
Governance Committee of the Board of Directors of the Corporation. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.

10.   NO RETALIATION

      The Corporation will not permit retaliation of any kind by or on behalf of the Corporation and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

11.   PUBLIC CORPORATION REPORTING

      As a public corporation, it is of critical importance that the Corporation's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Corporation, an employee, officer or director may be called upon to provide necessary information to assure that the Corporation's public reports are complete, fair and understandable. The Corporation expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquires related to the Corporation's public disclosure requirements.

12.   COMPLIANCE AND ACCOUNTABILITY

      The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action. Any request for waiver of any provision of this Code must be in writing and addressed to the Audit Committee.

13.   AMENDMENT, MODIFICATION AND WAIVER

      This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder and the applicable rules of The Nasdaq National Market.


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